Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 17, 2006 accompanying the statements of revenues and direct operating expenses of Lowe Partners LP’s interests in certain oil and gas properties acquired by Concho Equity Holdings Corp. for the year ended December 31, 2003 and for the period from January 1, 2004 to November 30, 2004, included in the Prospectus filed pursuant to 424(b) on August 3, 2007, in connection with the Registration Statement on Form S-1 (No. 333-142315), as amended, filed by Concho Resources Inc. which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.
/s/ GRANT THORNTON LLP
Dallas, Texas
August 27, 2007